UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 28, 2012

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101
Richmond, Virginia		23230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Landmark Apartment Trust of America, Inc. (the “Company”) hereby amends the Current Report on Form 8-K filed on September 4, 2012 (the “September 4, 2012 Form 8-K”) to provide information relating to the acquisition of one of the remaining multifamily apartment communities as described in such Current Report.

Item 2.01                Completion of Acquisition or Disposition of Assets.

Background

As previously reported in our Current Report on Form 8-K filed on August 8, 2012, the Company and Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership” and, together with the Company, the “LATA Parties”), entered into a master contribution and recapitalization agreement and a series of separate interest contribution agreements to acquire a total of 21 multifamily apartment communities and one parcel of submerged land (the “Contributed Properties”), containing an aggregate of 6,079 units, in exchange for aggregate consideration valued at approximately $480.9 million (subject to customary prorations), including approximately $185.2 million (subject to adjustment based on prorations and principal amortization) in common units of limited partnership interest in the Operating Partnership (“Common Units”) valued at $8.15 per unit and approximately $14.0 million in cash, as well as the assumption by the LATA Parties of approximately $281.7 million of in-place mortgage indebtedness encumbering the Contributed Properties (based on principal amounts outstanding as of June 30, 2012).

Also as previously reported in the September 4, 2012 Form 8-K, the LATA Parties completed the acquisitions of three of the Contributed Parties, consisting of two multifamily apartment communities and the parcel of submerged land, between August 28, 2012 and August 30, 2012.

Completed Acquisitions

Esplanade Apartments

On September 14, 2012, the Company, pursuant to an Interest Contribution Agreement by and among the LATA Parties, DK Esplanade, LLC, DK Esplanade II, LLC and Debartolo Development, LLC, acquired 100% of the membership interests in Esplanade Apartments, LLC, a Florida limited liability company, which owns as its sole asset one of the Contributed Properties (the “Esplanade Apartments Property”), in exchange for consideration valued at approximately $16,500,000 (subject to prorations and adjustments), including 475,848 Common Units valued at $8.15 per unit for an aggregate consideration of approximately $3,878,157, a cash payment of $3,500,000 and the assumption of approximately $9,064,583 in mortgage indebtedness. The Esplanade Apartments Property is an apartment community located in Orlando, Florida, comprised of approximately 211,080 rentable square feet and containing 186 units. As of September 20, 2012, the Esplanade Apartments Property was 92.5% occupied.

The mortgage indebtedness assumed is a fixed rate loan originally made by PNC Bank, N.A., which currently serves as the sub-servicer of loan, and is held by Deutsche Bank Trust Company Americas, as Trustee for the Registered Holders of Barclays Commercial Mortgage Securities LLC, Multifamily Mortgage Pass-Through Certificates, series 2012-K708. The loan matures on December 7, 2018 and carries an interest rate of 4.28%.

In evaluating the Esplanade Apartments Property as a potential acquisition and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors, including property condition reports, tenant rent rolls, property location, visibility and access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

No additional compensation was paid to the Company’s former advisor or any other related party in connection with the acquisition described above. The Company currently has no plans for any renovations, improvements or development of the Esplanade Apartments Property and the Company believes the Esplanade Apartments Property is adequately insured.

Seabreeze Daytona Marina

As previously disclosed in the September 4, 2012 Form 8-K, the Company acquired one of the Contributed Properties (the “Seabreeze Marina Property”) on August 28, 2012; however, the Company hereby amends the September 4, 2012 Form 8-K to disclose that Elco Landmark Residential Management LLC and the persons and entities identified as the contributors on Schedule A of the Seabreeze Marina Agreement, received 257,669 shares of the Company’s common stock at a price of $8.15 per share as consideration. The Company previously reported that the consideration received was 257,669 shares of Common Units. The total aggregate value of consideration remains unchanged.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth under Item 2.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01                Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Since it is impracticable to provide the required financial statements for the acquired real properties described in Item 2.01 above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before November 12, 2012, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information.

See paragraph (a) above.

(c)	Shell Company Transactions

None.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2012

Landmark Apartment Trust of America, Inc.

By:	/s/ B. Mechelle Lafon
Name:	B. Mechelle Lafon
Title:	Chief Financial Officer, Treasurer and Secretary

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